UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): January 29, 2009 (January 24, 2009)

VICTORY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	002-76219-NY	87-0564472
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		I.D. Number)

112 N Curry Street, Carson City, Nevada 89703-4934
(Address of principal executive offices)

(702) 989-9735
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On January 24, 2009, Victory Energy Corporation (the “Company”) granted options to purchase 1,200,000 shares of common stock to each of the Company’s five board members, at an exercise price of $0.01 per share pursuant to a newly adopted stock option plan.  Each option vests at the rate of 100,000 shares per month.  The Company also granted two advisors each an option to purchase 600,000 shares of common stock at an exercise price of $0.01 per share which vests at the rate of 50,000 shares per month.

The Company relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D for the issuance of these securities with reference to the following facts and circumstances: (1) the holders were “accredited investors” within the meaning of Rule 501(a); (2) the transfer of the securities was restricted by the Company in accordance with Rule 502(d); (3) there were no, and in any case no more than 35, non-accredited investors in the transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

 (c)   Appointment of Directors

Effective January 24, 2009, the Board of Directors of the Company appointed three new directors:  Robert Miranda, Ronald Zamber and Edgar Trotter.  Mr. Miranda is currently also the Chief Financial Officer of the Company, for which he receives compensation in the amount of $2,500 monthly, adjusted quarterly to actual hours incurred at the rate of $300 per hour.

As compensation for serving on the Board, each board member was granted an option to purchase 1,200,000 shares of the Company’s common stock at an exercise price of $0.01 per share.  Each option vests monthly at the rate of 100,000 shares per month.

There are no transactions or relationships between the Company and the newly appointed directors in which the newly appointed directors had or are to have a direct or indirect material interest other than those described herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Dated: January 29, 2009	By:	/s/ Jon Fullenkamp
Jon Fullenkamp
Chairman and CEO